UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 2, 2004

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Its Charter)

OHIO	1-8944	34-1464672

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

On July 2, 2004, Cleveland-Cliffs Inc sent the following letter to its employees and those of the mines it manages:

July 2, 2004

A letter to Employees of Cleveland-Cliffs and its Managed Mines

Dear Fellow Employee

As you are aware, Cleveland-Cliffs began bargaining with your union representatives on June 2, to develop new labor contracts. Cliffs has asked the union to work with us to provide the type of new contract that will help you and the Company be successful. We explained that achieving this goal required a new contract that would result in improvements similar to those in the contract the United Steelworkers have already approved with Cliffs’ major industry competitors and customers including U.S. Steel’s Minntac and Keetac mines.

This first round of talks was direct, productive and respectful. Cliffs revised its initial proposal throughout the negotiations and we reached tentative agreement with the USWA on about two-thirds of the provisions that would result in a new contract.

Despite that progress, much remains to be completed to help the mines become more competitive and to help us deal with rapidly rising health care costs and give us the ability to improve mine productivity. These factors threaten the long-term future of the mines and our jobs. The USWA has developed a contract that addresses all of these issues in agreements it has already reached with the U.S. Steel’s Minntac and Keetac operations. Cliffs and its partners are seeking an agreement providing similar economic opportunities.

Thanks to the current up turn in the iron ore industry, Cliffs and its partners now have the capacity and opportunity to reinvest in the mines and improve their cost structure. By making capital investments and by dealing with health care cost and productivity now, the mines will be positioned to weather the next downturn, which inevitably will occur when global demand softens and steel imports return.

A key component in changing the mines’ cost structure is to address our labor costs. To fully appreciate this, consider the following breakdown of current hourly employment costs at our USWA represented mines:

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Average Cost
Per Hour
Wages (including bonuses and premiums)	$24.22
Health Care (active and retiree)	13.41
Pension Cost (active and retiree)	8.39
Vacation, Holiday and Other Fringes	7.71

Total Employment Cost Per Hour	$53.73

In spite of these high costs, Cliffs and its partners are prepared to offer substantial wage increases matching those offered to employees at U.S. Steel mines. Additionally, with pattern improvements the Company has the capability and willingness to accelerate funding into pension and retiree health care accounts. But, as we have noted, the mines must also have the same ability as Minntac and Keetac to increase productivity and to help control the rapidly rising cost of health care for employees and retirees. We ask no more than to be able to function on a level playing field with our competitors.

Cleveland-Cliffs has survived three years of serious financial losses and is returning to profitability. However, given the realities of global iron ore and steel pricing, and Cliffs long-term supply agreements with its domestic customers, the Company cannot automatically raise prices to absorb higher costs proposed by the union. In fact, this combination of rising costs, stagnant prices and cash shortages was the primary cause that drove LTV, Bethlehem and National Steel into bankruptcy liquidation. The demise of these companies resulted in the tragic loss of retiree benefits and ultimately many fewer jobs in our industry. Cliffs and its partners cannot willingly accept terms that put you at the same risk.

If we are unable to reach agreement before the expiration of the current contract, we have contingency plans to continue operations and shipments during a potential labor disruption. These plans include the use of supervisory personnel and temporary workers at all USWA represented facilities. Cliffs was hoping to reach an early agreement months ago, thereby avoiding the necessity of contingency preparation. With the contract deadline fast approaching the Company must now make plans to continue operations.

Operating with supervisory personnel and temporary workers is a very undesirable but absolutely necessary alternative. We cannot afford to jeopardize the current recovery of our only customer—the North American steel industry. If we allow our shipments and production to be interrupted by a work stoppage, our customers will seek other sources of pellets, or could begin to import semi-finished steel slabs. The threat of losing our position in the marketplace, potentially for good, is a risk that we cannot afford to take. By operating until we have a new agreement, we can protect the jobs of current employees and the well being of retirees.

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While we must ensure our ability to operate during a labor disruption, I want to emphasize our foremost desire for a settlement with the Steelworkers. We earnestly hope to work closely with the union in order to protect jobs and secure the mines’ future. We will do everything we can to find solutions and reach an acceptable labor agreement. We remain confident that this can be achieved.

Sincerely,

/s/	John S. Brinzo

John S. Brinzo
Chairman and
Chief Executive Officer

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

	By:	/s/ D. J. Gallagher

		Name:	Donald J. Gallagher
		Title:	Senior Vice President,
Chief Financial Officer and
Treasurer
Date: July 13, 2004

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